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                                                                    Exhibit 99.1

                                 Company Contact:
                                 Danette R.M. Meyer, Ph.D.
(Dmeyer@atrixlab.com)
                                 Director of Investor Relations
                                 ATRIX LABORATORIES, INC.
                                 (970) 482-5868
                                 http://www.atrixlabs.com

                                 Investor Relations Firm:
                                 Robert Jaffe (rjaffe@pondel.com)
                                 PONDEL/WILKINSON MS&L
                                 (310) 207-9300

     ATRIX AND BLOCK DRUG REACH SETTLEMENT ON FIRST OF THREE LEGAL DISPUTES

Fort Collins, CO (April 24, 2001) -- Atrix Laboratories, Inc. (NASDAQ NM: ATRX) announced today that Atrix and Block Drug, a wholly owned subsidiary of GlaxoSmithKline, have settled the first of three licensing disputes submitted last year. The settlement resolves a pricing dispute over Block's sale of Atrix's periodontal product, Atridox(R) and provides payment owed to Atrix for the sale of the product.

David Bethune, Atrix's chairman and chief executive officer, said, "As part of this settlement, we received the payment owed for product sales in 1999. We also implemented a new pricing schedule for future purchases in an effort to resolve issues of this type in the future. While we are pleased to have this dispute behind us, we intend to pursue resolution of the remaining legal issues, including Block's failure to pay Atrix certain milestones following approval by the U.S. Food and Drug Administration (FDA) of Atrisorb-D(R) guided tissue regeneration barrier product."


Atrix Laboratories, Inc. is an emerging specialty pharmaceutical company focused on advanced drug delivery. With five unique patented technologies, Atrix is currently developing a diverse portfolio of proprietary products, including oncology, pain management, and dermatology products. The company also partners with large pharmaceutical and biotechnology companies to apply its proprietary technologies to new chemical entities or to extend the patent life of existing products. Atrix has strategic alliances with several pharmaceutical companies including recent collaborations with Pfizer, Elan Corporation, Sanofi-Synthelabo, MediGene and the Novartis company - Geneva Pharmaceuticals, to use its drug delivery technologies and expertise in the development of new products. Additional information is available on the Atrix Laboratories, Inc. Web site at http://www.atrixlabs.com.


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Statements contained in this press release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, product demand, pricing, market acceptance, changing economic conditions, risks in product and technology development, the effect of the company's accounting policies and other risk factors discussed in documents filed by the company with the Securities and Exchange Commission from time to time.